Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of US LEC Corp. on Form S-3 of our report dated March 22, 2004, appearing in the Annual Report on Form 10-K of US LEC Corp. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/    DELOITTE & TOUCHE LLP

Charlotte, North Carolina

June 9, 2004